Exhibit 10.17
Gift Pledge from Prime Medicine

Amended and Restated August 2022

I.Intention
Prime Medicine (the “Donor”) is pleased to make a commitment of $5,000,000 annually for 14 years to The Broad Institute, Inc. (the “Broad”) for the research and development related to new genome editing technologies, as described under Purpose.

II.Purpose
The funds will be used support the laboratory of Dr. David Liu, to research and develop new genome-editing technologies, improve on existing genome-editing technologies, identify delivery mechanisms for these technologies, and apply these technologies to the understanding and treatment of rare genetic diseases.

III.Commitment
The Donor hereby pledges to the Broad a sum of $5,000,000 per year over 14 years (from the first initiation of the pledge signed on March 8, 2021 [Exhibit A]).

Such installment payments shall be made in the form of cash and/or marketable securities, or payment in other form mutually agreed to by the parties. Gifts will be paid on a quarterly basis.

The initial division of the gift is 1/2 to the Broad Institute and 1/2 to Harvard University. The division of the gift may change as the Donor feels is appropriate to best support the intended research.

Funds may be used by Dr. Liu’s laboratory, consistent with the purpose of the gift.

At its sole discretion, the Donor may decide to terminate the funding if the purpose of the gift is not met.

Should the Donor decide to terminate, they commit to provide one year of funding ($5,000,000) from the date when Broad is notified of this termination.

The grant can be paused unilaterally by the Donor if the company has less than $50M of available in committed funds (including committed but yet “called” tranche funding that is not tied to a specific milestone). In this case, the gift will resume in arrears as soon this condition is no longer met.

The Donor recognizes and acknowledges that the Broad will make expenditures, enter into contracts, perform labor, and engage in other activities for the benefit of Dr. Liu’s laboratory, all in reliance on and as consideration for the foregoing pledge and the fulfillment thereof.

IV.Stewardship
The Broad will prepare an annual narrative and financial stewardship report to the Donor and will provide more frequent updates in order to share progress on the work made possible by their contribution.

V.Recognition
The Broad may not publish the name of the Donor in various publications, press releases, and other forms of communication unless it receives consent or appropriate approvals by the Donor. In addition, with the Donor’s approval, the Broad may acknowledge the Donor in the annual donor report as Prime Medicine. The amount of the gift will not be disclosed.

VI.Tax Status
The Broad has received and continues to hold its qualifications from the Internal Revenue Service as a tax-exempt organization under the Internal Revenue Code Section 501(c)(3), and as a public charity as defined by the Internal Revenue Code Section 509(a)(1). Federal ID # 26-3428781. The Donor’s support is conditioned on the Broad retaining such qualifications.

Signatures

/s/ Keith Gottesdiener	8/5/2022
Keith Gottesdiener	Date
CEO
Prime Medicine

/s/ Todd Golub	8/3/2022
Todd Golub	Date
Director
The Broad Institute, Inc.

Exhibit A: March 2021 Agreement